Exhibit 10.7

INDUSTRIAL/COMMERCIAL SINGLE-TENANT LEASE

1. Basic Provisions (“Basic Provisions”).

1.1 Parties: This Lease (“Lease”), dated for reference purpose only, September 1, 2007, is made by and between MEEHAN HOLDINGS, LLC, a California limited liability company (“Lessor”) and STAKTEK HOLDINGS, INC., a Delaware corporation (“Lessee”), (collectively the “Parties,” or individually a “Party”).

1.2 Premises: That certain real property, including all improvements therein or to be provided by Lessor under the terms of this Lease, and commonly known as 9400 Toledo Way, Irvine, CA 92618, County of Orange, State of California, and generally described as an approximate 32,649 square foot industrial/commercial building, on a parcel of approximately 1.78 acres of land (“Premises”). (See also Article 2) The Premises are legally described on Exhibit “A” attached hereto and incorporated herein.

1.3 Term: Three (3) years (“Original Term”) commencing September 1, 2007 (“Commencement Date”) and ending August 31, 2010 (“Expiration Date”). (See also Article 3)

1.4 Early Possession: None (“Early Possession Date”). (See also Paragraphs 3.2 and 3.3)

1.5 Base Rent: $42,840.00 per month (“Base Rent”), payable on the first (1 st) day of each month commencing October 1, 2007. (See also Article 4)

☒  If there is a checkmark, there are provisions in this Lease for the Base Rent to be adjusted.

1.6 Base Rent Paid Upon Execution: $42,840 as Base Rent for the period September 1, 2007 through August 31, 2008.

1.7 Security Deposit: None Required (“Security Deposit”). (See also Article 5)

1.8 Agreed Use: Offices, warehousing, and other uses permitted within the zone in which the Premises are located (See also Article 6)

1.9 Insuring Party: Lessee is the “Insuring Party” unless otherwise stated herein. (See also Article 8)

1.10 Real Estate Brokers: None

1.11 Intentionally Omitted.

1.12 Exhibits. Attached hereto is Exhibit “A,” Legal Description of the Premises, all of which constitute a part of this Lease.

2. Premises Disturbances.

2.1 Letting. Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor, the Premises, for the term, at the rental, and upon all of the terms, covenants and conditions set forth in this Lease. Unless otherwise provided herein, any statement of size set forth in this Lease, or that may have been used in calculating rental, is an approximation which the Parties agree is reasonable and the rental based thereon is not subject to revision whether or not the actual size is more or less.

2.2 Condition. Lessor shall deliver the Premises to Lessee broom clean and free of debris on the Commencement Date or the Early Possession Date, whichever first occurs (“Start Date”), and, so long as the required service contracts described in Paragraph 7.1(b) below are obtained by Lessee within thirty (30) days following the Start Date, warrants that the existing electrical, plumbing, fire sprinkler, lighting, heating, ventilating and air conditioning systems (“HVAC”), loading doors, if any, and all other such elements in the Premises, other than those constructed by Lessee, shall be in good operating condition on said date and that the structural elements of the roof, bearing walls and foundation of any buildings on the Premises (the “Building”) shall be free of material defects. If a non-compliance with said warranty exists as of the Start Date, Lessor shall, as Lessor’s sole obligation with respect to such matter, except as otherwise provided in this Lease, promptly after receipt of written notice from Lessee setting forth with specificity the nature and extent of such non-compliance, rectify same at Lessor’s expense. If Lessor fails to rectify any such defect within thirty (30) days after the date of written notice of such defect, Lessee shall have the right to terminate this Lease; notwithstanding the foregoing, provided Lessor shall have commenced such cure within said thirty (30) day period, and thereafter shall use commercially reasonable efforts to diligently effect a cure, Lessor shall be afforded such additional time as may be reasonably necessary to effect such a cure. If, after the Start Date, Lessee does not give Lessor written notice of any non-compliance with this warranty within thirty (30) days as to the remaining systems and other elements of the Building (other than the surface of the roof, and the structural portions of the roof, foundations and bearing walls of the Building, and the HVAC systems serving the Building), correction of such non-compliance shall be the obligation of Lessee at Lessee’s sole cost and expense.

2.3 Compliance. Lessor warrants that the improvements on the Premises comply with all applicable laws, covenants or restrictions of record, building codes, regulations and ordinances (“Applicable Requirements”) in effect on the Start Date. Said warranty does not apply to the use to which Lessee will put the Premises or to any Alterations or Utility Installations (as defined in Paragraph 7.3(a)) made or to be made by Lessee. If the Applicable Requirements are hereafter changed (as opposed to being in existence at the Start Date, which is addressed in Paragraph 6.2(e) below) so as to require during the term of this Lease the construction of an addition to or an alteration of the Building, the remediation of any Hazardous Substance, or the reinforcement or other physical modification of the Building (“Capital Expenditure”), Lessor and Lessee shall allocate the cost of such work as follows:

(a) Subject to Paragraph 2.3(c) below, if such Capital Expenditures are required as a result of the specific and unique use of the Premises by Lessee as compared with uses by tenants in general, Lessee shall be fully responsible for the cost thereof, provided, however that if such Capital Expenditure is required during the last two (2) years of this Lease and the cost thereof exceeds two (2) months’ Base Rent, Lessee may instead terminate this Lease unless Lessor notifies Lessee, in writing, within ten (10) days after receipt of Lessee’s termination notice that Lessor has elected to pay the difference between the actual cost thereof and the amount equal to two (2) months’ Base Rent. If Lessee elects termination, Lessee shall immediately cease the use of the Premises which requires such Capital Expenditure and deliver to Lessor written notice specifying a termination date at least ninety (90) days thereafter. Such termination date shall, however, in no event be earlier than the last day that Lessee could legally utilize the Premises without commencing such Capital Expenditure.

(b) If such Capital Expenditure is not the result of the specific and unique use of the Premises by Lessee (such as, governmentally mandated seismic modifications), then Lessor shall pay for such costs; provided, however, that if such Capital Expenditure is required during the last two (2) years of this Lease or if Lessor reasonably determines that it is not economically feasible to pay for such costs, Lessor shall have the option to terminate this Lease upon ninety (90) days’ prior written notice to Lessee unless Lessee notifies Lessor, in writing, within ten (10) day after receipt of Lessor’s termination notice that Lessee will pay for such Capital Expenditure. If Lessor does not elect to terminate, and fails to pay for such Capital Expenditure, Lessee may advance such funds and deduct same, with Interest, from Rent until such costs have been fully paid. If Lessee is unable to finance Lessor’s share, or if the balance of the Rent due and payable for the remainder of this Lease is not sufficient to fully reimburse Lessee on an offset basis, Lessee shall have the right to terminate this Lease upon thirty (30) days’ written notice to Lessor.

(c) Notwithstanding the above, the provisions concerning Capital Expenditures are intended to apply only to non-voluntary, unexpected, and new Applicable Requirements. If the Capital Expenditures are instead triggered by Lessee as a result of an actual or proposed change in use, change in intensity of use, or modification to the Premises then, and in that event, Lessee shall be fully responsible for the cost thereof, and Lessee shall not have any right to terminate this Lease.

2.4 Acknowledgments. Lessee acknowledges that: (a) it has been advised by Lessor to satisfy itself with respect to the condition of the Premises (including but not limited to the electrical, HVAC and fire sprinkler systems, security, environmental aspects, and compliance with Applicable Requirements), and their suitability for Lessee’s intended use; (b) Lessee has made such investigation as it deems necessary with reference to such matters and assumes all responsibility therefor as the same relate to its occupancy of the Premises; and (c) neither Lessor, Lessor’s agents, nor any Broker has made any oral or written representations or warranties with respect to said matters other than as set forth in this Lease. In addition, Lessor acknowledges that and represents and warrants that Lessor has not received any notice from any entity or agency of any violation of the Applicable Requirements and that Lessor has no knowledge of any such violation.

2.5 Intentionally Omitted.

3. Term.

3.1 Term. The Commencement Date, Expiration Date and Original Term of this Lease are as specified in Paragraph 1.3.

3.2 Early Possession. None.

3.3 Delay In Possession. Lessor shall deliver possession of the Premises to Lessee by the Commencement Date. Lessee shall not be obligated to pay Rent or perform its other obligations until it receives possession of the Premises. If possession is not delivered by the Commencement Date, Lessee may, at its option, by notice in writing within ten (10) days after the Commencement Date, cancel this Lease, in which event the Parties shall be discharged from all further obligations hereunder.

3.4 Lessee Compliance. Lessor shall not be required to tender possession of the Premises to Lessee until Lessee complies with its obligation to provide evidence of insurance (Paragraph 8.5). Pending delivery of such evidence, Lessee shall be required to perform all of its obligations under this Lease from and after the Start Date, including the payment of Rent, notwithstanding Lessor’s election to withhold possession pending receipt of such evidence of insurance. Further, if Lessee is required to perform any other conditions prior to or concurrent with the Start Date, the Start Date shall occur but Lessor may elect to withhold possession until such conditions are satisfied.

4. Rent.

4.1 Rent Defined. All monetary obligations of Lessee to Lessor under the terms of this Lease (except for the Security Deposit) are deemed to be rent (“Rent”).

4.2 Payment. Lessee shall cause payment of Rent to be received by Lessor in lawful money of the United States, without offset or deduction (except as specifically permitted in this Lease), on or before the day on which it is due. Rent for any period during the term hereof which is for less than one (1) full calendar month shall be prorated based upon the actual number of days of said month. Payment of Rent shall be made to Lessor at its address stated herein or to such other persons or place as Lessor may from time to time designate in writing. Acceptance of a payment which is less than the amount then due shall not be a waiver of Lessor’s rights to the balance of such Rent, regardless of Lessor’s endorsement of any check so stating.

4.3 Rent Increases. Lessor may increase the rent by no more than five (5) percent for each 12-month period following execution of the lease, upon giving Lessee sixty (60) days prior written notice of such increase.

5. Security Deposit. Intentionally Omitted.

6. Use.

6.1 Use. Lessee shall use and occupy the Premises for any legal use. Lessee shall not use or permit the use of the Premises in a manner that is unlawful, creates damage, waste or a nuisance, or that disturbs owners and/or occupants of, or causes damage to neighboring properties. Lessor shall not unreasonably withhold or delay its consent to any written request for a modification of the Agreed Use, so long as the same will not impair the structural integrity of the improvements on the Premises or the mechanical or electrical systems therein, is not significantly more burdensome to the Premises. If Lessor elects to withhold consent, Lessor shall within five (5) business days after such request give written notification of same, which notice shall include an explanation of Lessor’s objections to the change in use.

6.2 Hazardous Substances.

(a) Reportable Uses Require Consent. The term “Hazardous Substance” as used in this Lease shall mean any product, substance, or waste whose presence, use, manufacture, disposal, transportation, or release, either by itself or in combination with other materials expected to be on the Premises, is either: (i) potentially injurious to the public health, safety or welfare, the environment or the Premises, (ii) regulated or monitored by any governmental authority, or (iii) a basis for potential liability of Lessor to any governmental agency or third party under any applicable statute or common law theory. Hazardous Substances shall include, but not be limited to, hydrocarbons, petroleum, gasoline, and/or crude oil or any products, by-products or fractions thereof. Lessee shall not engage in any activity in or on the Premises which constitutes a Reportable Use of Hazardous Substances without the express prior written consent of Lessor and timely compliance (at Lessee’s expense) with all Applicable Requirements. “Reportable Use” shall mean (i) the installation or use of any above or below ground storage tank, (ii) the generation, possession, storage, use, transportation, or disposal of a Hazardous Substance that requires a permit from, or with respect to which a report, notice, registration or business plan is required to be filed with, any governmental authority, and/or (iii) the presence at the Premises of a Hazardous Substance with respect to which any Applicable Requirements requires that a notice be given to persons entering or occupying the Premises or neighboring properties. Notwithstanding the foregoing, Lessee may use any ordinary and customary materials reasonably required to be used in the normal course of the Agreed Use, so long as such use is in compliance with all Applicable Requirements, is not a Reportable Use, and does not expose the Premises or neighboring property to any meaningful risk of contamination or damage or expose Lessor to any liability therefor. In addition, Lessor may condition its consent to any Reportable Use upon receiving such additional assurances as Lessor reasonably deems necessary to protect itself, the public, the Premises and/or the environment against damage, contamination, injury and/or liability, including, but not limited to, the installation (and removal on or before Lease expiration or termination) of protective modifications (such as concrete encasements).

(b) Duty to Inform Lessor. If Lessee knows, or has reasonable cause to believe, that a Hazardous Substance has come to be located in, on, under or about the Premises, other than as previously consented to by Lessor, Lessee shall immediately give written notice of such fact to Lessor, and provide Lessor with a copy of any report, notice, claim or other documentation which it has concerning the presence of such Hazardous Substance.

(c) Lessee Remediation. Lessee shall not cause or permit any Hazardous Substance to be spilled or released in, on, under, or about the Premises (including through the plumbing or sanitary sewer system) and shall promptly, at Lessee’s expense, take all investigatory and/or remedial action reasonably recommended, whether or not formally ordered or required, for the cleanup of any contamination of, and for the maintenance, security and/or monitoring of the Premises or neighboring properties, that was caused or materially contributed to by Lessee, or pertaining to or involving any Hazardous Substance brought onto the Premises during the term of this Lease, by or for Lessee, or any third party.

(d) Lessee Indemnification. Lessee shall indemnify, defend and hold Lessor, its agents, employees, lenders and ground lessor, if any, harmless from and against any and all damages, liabilities, judgments, claims, expenses, penalties, and reasonable attorneys’ and consultants’ fees arising out of or involving any Hazardous Substance brought onto the Premise by or for Lessee after the Start Date (provided, however, that Lessee shall have no liability under this Lease with respect to any migration of any Hazardous Substance to the Premises from adjacent properties). Lessee’s obligations shall include, but not be limited to, the effects of any contamination or injury to person, property or the environment created by Lessee, and the actual and reasonable cost of investigation, removal, remediation restoration and/or abatement, and shall survive the expiration or termination of this Lease. No termination, cancellation or release agreement entered into by Lessor and Lessee shall release Lessee from its obligations under this Lease with respect to Hazardous Substances, unless specifically so agreed by Lessor in writing at the time of such agreement.

(e) Lessor Indemnification. Lessor and its successors and assigns shall indemnify, defend, reimburse and hold Lessee, its employees and lenders, harmless from and against any and all damages, liabilities, judgments, claims, expenses, penalties, and reasonable attorneys’ and consultants’ fees, including the cost of remediation, which existed as a result of Hazardous Substances on the Premises prior to the Start Date or which are caused by the negligence of or which were materially contributed to by Lessor, its agents or employees. Lessor’s obligations, as and when required by the Applicable Requirements, shall include, but not be limited to, the effects of any contamination or injury to person, property or the environment created by Lessor, and the actual and reasonable cost of investigation, removal, remediation, restoration and/or abatement, and shall survive the expiration or termination of this Lease. No termination, cancellation or release agreement entered into by Lessor and Lessee shall release Lessor from its obligations under this Lease with respect to Hazardous Substances, unless specifically so agreed by Lessee in writing at the time of such agreement.

(f) Investigations and Remediations. Lessor shall retain the responsibility and pay for any investigations or remediation measures required by governmental entities having jurisdiction with respect to the existence of Hazardous Substances on the Premises prior to the Start Date, unless such remediation measure is required as a result of Lessee’s use (including “Alterations”, as defined in Paragraph 7.3(a) below) of the

Premises, in which event Lessee shall be responsible for such payment. Lessee shall cooperate fully in any such activities at the request of Lessor, including allowing Lessor and Lessor’s agents to have reasonable access to the Premises at reasonable times in order to carry out Lessor’s investigative and remedial responsibilities. Lessor covenants and agrees to use commercially reasonable efforts not to interfere with the conduct of Lessee’s business at the Premises during any such investigation or remedial action.

(g) Lessor Termination Option. If a Hazardous Substance Condition occurs during the term of this Lease, unless Lessee is legally responsible therefor (in which case Lessee shall make the investigation and remediation thereof required by the Applicable Requirements and this Lease shall continue in full force and effect, but subject to Lessor’s rights under Paragraph 6.2(d) and Article 13), Lessor may, at Lessor’s option, either (i) investigate and remediate such Hazardous Substance Condition, if required, as soon as reasonably possible at Lessor’s expense, in which event this Lease shall continue in full force and effect, or (ii) if the estimated cost to remediate such condition exceeds twelve (12) times the then monthly Base Rent or $100,000, whichever is greater, give written notice to Lessee, within thirty (30) days after receipt by Lessor of knowledge of the occurrence of such Hazardous Substance Condition, of Lessor’s desire to terminate this Lease as of the date sixty (60) days following the date of such notice. In the event Lessor elects to give a termination notice, Lessee may, within ten (10) days thereafter, give written notice to Lessor of Lessee’s commitment to pay the amount by which the cost of the remediation of such Hazardous Substance Condition exceeds an amount equal to twelve (12) times the then monthly Base Rent or $100,000, whichever is greater. Lessee shall provide Lessor with said funds or satisfactory assurance thereof within thirty (30) days following such commitment. In such event, this Lease shall continue in full force and effect, and Lessor shall proceed to make such remediation as soon as reasonably possible after the required funds are available. If Lessee does not give such notice and provide the required funds or assurance thereof within the time provided, this Lease shall terminate as of the date specified in Lessor’s notice of termination. Notwithstanding any provisions in this Lease to the contrary, if the presence of such Hazardous Substance (or any remedial actions undertaken as a result thereof) shall materially interfere with the conduct of Lessee’s business at the Premises, and, provided Lessee or Lessee’s employees or agents shall not have caused such Hazardous Substance Condition at the Premises, Lessee shall have the right to terminate this Lease upon prior written notice to Lessor of at least thirty 30 days, in which event this Lease shall terminate as of the date set forth in such notice, and neither party shall have any further obligations hereunder.

(h) Notwithstanding any provision in this Lease to the contrary: (i) Lessee shall not be liable for, nor have any responsibility for, any hazardous substances not introduced on the Premises by Lessee and/or Lessee’s employees or agents, and/or its invitees, and (ii) to the extent Lessee shall be liable for remediation of any Hazardous Substance Conditions at the Premises pursuant to the terms of this Lease, Lessee’s obligation shall be limited to such remedial actions as are required by applicable law. Lessor warrants and represents that it has not received any notice nor is otherwise aware of any actual or threatened claims, actions, proceedings, suits or demand by the environmental protection agency or any third party related to hazardous substances or other environmental matters at, on or arising out of the Premises. The warranties, representations and indemnification obligations of Lessor herein shall expressly survive the expiration or earlier termination of the term of this Lease. Lessor represents and warrants to Lessee that Lessor has provided to Lessee true and complete copies of all environmental reports, studies, assessments, surveys and other records in Lessor’s possession and control relating to the environmental condition of the Premises. Lessor makes no representation or warranty to Lessee regarding the accuracy of the information contained therein.

6.3 Lessee’s Compliance with Applicable Requirements. Except as otherwise provided in this Lease, Lessee shall, at Lessee’s sole expense, fully, diligently and in a timely manner, materially comply with all applicable Requirements, and the requirements of any applicable fire insurance underwriter or rating bureau, without regard to whether said requirements are now in effect or become effective after the Start Date, but subject to provisions of Paragraphs 2.3 and 7.1 of the Lease. Lessee shall, within ten (10) days after receipt of Lessor’s written request, provide Lessor with copies of all permits and other documents, and other information evidencing Lessee’s compliance with any Applicable Requirements specified by Lessor, and shall immediately upon receipt, notify Lessor in writing (with copies of any documents involved) of any threatened or actual claim, notice, citation, warning, complaint or report pertaining to or involving the failure of Lessee or the Premises to comply with any Applicable Requirements.

6.4 Inspection; Compliance. Lessor and Lessor’s consultants shall have the right to enter into Premises at any time, in the case of an emergency, and otherwise at reasonable times and on reasonable notice, for the purpose of inspecting the condition of the Premises and for verifying compliance by Lessee with this Article 6 of this Lease. The cost of any such inspections shall be paid by Lessor, unless a violation of Applicable Requirements, or a contamination is found to exist or be imminent, and caused by Lessee’s gross negligence or willful misconduct. In such case, Lessee shall upon request reimburse Lessor for the actual reasonable cost of such inspections, so long as such inspection is reasonably related to the violation or contamination.

6.5 Additional Representations and Warranties. Notwithstanding anything in this Lease to the contrary, Lessor hereby makes the same representations and warranties with respect to the Premises as are contained in the Agreement and Plan of Merger (as defined in Paragraph 50 hereof), which are hereby incorporated herein by reference.

7. Maintenance; Repairs, Utility Installations; Trade Fixtures and Alterations.

7.1 Lessee’s Obligations.

(a) In General. Subject to the provisions of Paragraph 2.2 (Condition), 2.3 (Compliance), 6.3 (Lessee’s Compliance with Applicable Requirements), 7.2 (Lessor’s Obligations), 9 (Damage or Destruction), and 14 (Condemnation), Lessee shall, at Lessee’s sole expense, keep the Utility Installations in good order, condition and repair (whether or not the portion of the Premises requiring repairs, or the means of repairing the same, are reasonably or readily accessible to Lessee, and whether or not the need for such repairs occurs as a result of Lessee’s use, any prior use, the elements or the age of such portion of the Premises), including all equipment or facilities, such as plumbing, heating, ventilating, air-conditioning, electrical, lighting facilities, boilers, pressure vessels, and fire protection system located in the Premises. Lessee, in keeping the Premises in good order, condition and repair (reasonable wear and tear and damage by casualty excepted), shall exercise and perform good maintenance practices, specifically including the procurement and maintenance of the service contracts required by Paragraph 7.1(b) below. Further, Lessee shall undertake and perform, at Lessee’s expense, normal, routine maintenance and repair of the items described in this Paragraph 7.1(a) but shall have no liability for any extraordinary maintenance or repair work or any replacement work at the Premises unless caused by the gross negligence or willful misconduct of Lessee.

(b) Service Contracts. Lessee shall, at Lessee’s sole expense, procure and maintain contracts, with copies to Lessor, in customary form and substance for, and with contractors specializing and experienced in the maintenance of the following equipment and improvements, if any, if and when installed on the Premises: (i) HVAC equipment and Lessor will assign to Lessee all warranties received or obtained by Lessor on the HVAC equipment and components.

(c) Replacement. Subject to Lessee’s indemnification of Lessor as set forth in Paragraph 8.7 below, and without relieving Lessee of liability resulting from Lessee’s failure to exercise and perform good maintenance practices, if the Basic Elements described in Paragraph 7.1(b) cannot be repaired other than at a cost which is in excess of 50% of the cost of replacing such Basic Elements, then such Basic Elements shall be replaced by Lessor at Lessor’s cost.

7.2 Lessor’s Obligations. Subject to the provisions of Paragraphs 2.2 (Condition), 2.3 (Compliance), 7.1 (Lessee’s Obligations), 9 (Damage or Destruction) and 14 (Condemnation), Lessor shall, at Lessor’s sole expense, keep the Premises and Alterations (other than Less-owned Alterations) in good order, condition and repair (whether or not the need for such repairs occurs as a result of Lessee’s use, any prior use, the elements or the age of such portion of the Premises), including, but not limited to, all fixtures, walls, ceilings, windows, doors, plate glass, and skylights located in the Premises. It is the intention of the Parties that the terms of this Lease govern the respective obligations of the Parties as to maintenance and repair of the Premises, and they expressly waive the benefit of any statute now or hereafter in effect to the extent it is inconsistent with the terms of this Lease. Lessor shall, during the term of this Lease, keep the exterior appearance of the Building in a condition consistent with the Building’s condition as of the Commencement Date, reasonable wear and tear and damage by casualty excepted. Notwithstanding any provision herein to the contrary, Lessor shall also maintain and repair in good condition, and as necessary, replace, at Lessor’s cost, all structural, roof items, walls and components, and all floors and foundations, and maintain the external appearance and condition of the Premises.

7.3 Utility Installations; Trade Fixtures; Alterations.

(a) Definitions; Consent Required. The term “Utility Installations” refers to all air lines, power panels, electrical distribution, security and fire protection systems, lighting fixtures, HVAC equipment, and plumbing in or on the Premises. The term “Trade Fixtures” shall mean Lessee’s communications equipment, computers and electronic equipment and cabling, and all machinery and equipment that can be removed without doing material damage to the Premises. The term “Alterations” shall mean any modification of the improvements, other than Utility Installations or Trade Fixtures, whether by addition or deletion. “Lessee Owned Alterations and/or Utility Installations” are defined as Alterations and/or Utility Installations made by Lessee that are not yet owned by Lessor pursuant to Paragraph 7.4(a). Lessee shall not make any material Alterations or Utility Installations to the Premises without Lessor’s prior written consent. Lessee may, however, make non-structural Utility Installations to the interior of the Premises (excluding the roof) without such consent but upon notice to Lessor, as long as they are not visible from the outside, do not involve puncturing, relocating or removing the roof or any existing walls.

(b) Consent. Any Alterations or Utility Installations that Lessee shall desire to make and which require the consent of the Lessor shall be presented to Lessor in written form with detailed plans. Consent shall be deemed conditioned upon Lessee’s: (i) acquiring all applicable governmental permits, (ii) furnishing Lessor with copies of both the permits and the plans and specifications prior to commencement of the work, and (iii) compliance with all conditions of said permits and other Applicable Requirements in a prompt and expeditious manner. Any Alterations or Utility Installations shall be performed in a workmanlike manner with good and sufficient materials. Lessee shall promptly upon completion furnish Lessor with as-built plans and specifications.

(c) Indemnification. Lessee shall pay, when due, all claims for labor or materials furnished or alleged to have been furnished to or for Lessee at or for use on the Premises, which claims are or may be secured by any mechanic’s or materialmen’s lien against the Premises or any interest therein. Lessee shall give Lessor not less than ten (10) days’ notice prior to the commencement of any work in, on or about the Premises, and Lessor shall have the right to post notices of non-responsibility. If Lessee shall contest the validity of any such lien, claim or demand, then Lessee shall, at its sole expense defend and protect itself, Lessor and the Premises against the same and shall pay and satisfy any such adverse judgment that may be rendered thereon before the enforcement thereof.

7.4 Ownership; Removal; Surrender; and Restoration.

(a) Ownership. Subject to Lessor’s right to require removal or elect ownership as hereinafter provided, all Alterations and Utility Installations made by Lessee shall be the property of Lessee, but considered a part of the Premises.

(b) Removal. By delivery to Lessee of written notice from Lessor at the time Lessee seeks Lessor’s consent to the installation of any Lessee Owned Alterations, and/or Utility Installations, Lessor may require that any or all Lessee Owned Alterations or Utility Installations be removed by the expiration or termination of this Lease. Lessor may require the removal at any time of all or any part of any Lessee Owned Alterations or Utility Installations made without the required consent.

(c) Surrender/Restoration. Lessee shall surrender the Premises by the Expiration Date or any earlier termination date, with all of the improvements, parts and surfaces thereof broom clean and free of debris, and in good operating order, condition and state of repair, ordinary wear and tear excepted. “Ordinary wear and tear” shall not include any damage or deterioration that would have been prevented by good maintenance practice. Lessee shall repair any damage occasioned by the installation, maintenance or removal of Trade Fixtures, Lessee Owned Alterations and/or Utility Installations, furnishings, and equipment as well as the removal of any storage tank installed by or for Lessee, and the removal, replacement, or remediation of any soil, material or groundwater contaminated by Lessee. Trade Fixtures shall remain the property of Lessee and shall be removed by Lessee. The failure by Lessee to timely vacate the Premises pursuant to this Paragraph 7.4(c) without the express written consent of Lessor shall constitute a holdover under the provisions of Article 26 below.

8. Insurance; Indemnity.

8.1 Payment For Insurance. Lessee shall pay for all insurance required under Article 8 except to the extent of the cost attributable to liability insurance carried by Lessor in excess of $2,000,000 per occurrence. Premiums for policy periods commencing prior to or extending beyond the Lease term shall be prorated to correspond to the Lease term. Payment shall be made by Lessee to Lessor within ten (10) days following Lessee’s receipt of an invoice.

8.2 Liability Insurance.

(a) Carried by Lessee. Lessee shall obtain and keep in force a Commercial General Liability Policy of Insurance protecting Lessee and Lessor against claims for bodily injury, personal injury and property damage based upon or arising out of the ownership, use, occupancy or maintenance of the Premises and all areas appurtenant thereto. Such insurance shall be on an occurrence basis providing single limit coverage in an amount not less than $2,000,000 per occurrence with an “Additional Insured-Managers or Lessors of Premises Endorsement” and contain the “Amendment of the Pollution Exclusion Endorsement” for damage caused by heat, smoke or fumes from a hostile fire. The Policy shall not contain any intra-insured exclusions as between insured persons or organizations, but shall include coverage for liability assumed under this Lease as an ‘insured contract’ for the performance of Lessee’s indemnity obligations under this Lease. The limits of said insurance shall not, however, limit the liability of Lessee nor relieve Lessee of any obligation hereunder. All insurance carried by Lessee shall be primary to and not contributory with any similar insurance carried by Lessor, whose insurance shall be considered excess insurance only.

(b) Carried by Lessor. Lessor shall maintain liability insurance as described in Paragraph 8.1, in addition to, and not in lieu of, the insurance required to be maintained by Lessee. Lessee shall not be named as an additional insured therein.

8.3 Property Insurance - Building, Improvements and Rental Value.

(a) Building and Improvements. The Insuring Party shall obtain and keep in force a policy or policies in the name of Lessor, with loss payable to Lessor, any groundlessor, and to any Lender(s) insuring loss or damage to the Premises. The amount of such insurance shall be equal to the full replacement cost of the Premises, as the same shall exist from time to time, or the amount required by any Lenders, but in no event more than the commercially reasonable and available insurable value thereof. If Lessor is the Insuring Party, however, Lessee Owned Alterations and Utility Installations, Trade Fixtures, and Lessee’s personal property shall be insured by Lessee under Paragraph 8.4 rather than by Lessor. If the coverage is available and commercially appropriate, such policy or policies shall insure against all risks of direct physical loss or damage (except the perils of flood and/or earthquake unless required by a Lender), including coverage for debris removal and the enforcement of any Applicable Requirements requiring the upgrading, demolition, reconstruction or replacement of any portion of the Premises as the result of a covered loss. Said policy or policies shall also contain an agreed valuation provision in lieu of any coinsurance clause, waiver of subrogation, and inflation guard protection causing an increase in the annual property insurance coverage amount by a factor of not less than the adjusted U.S. Department of Labor Consumer Price Index for All Urban Consumers for the city nearest to where the Premises are located.

(b) Intentionally Omitted.

(c) Adjacent Premises. If the Premises are part of a larger building, or of a group of buildings owned by Lessor which are adjacent to the Premises, the Lessee shall pay for any increase in the premiums for the property insurance of such building or buildings if said increase is caused by Lessee’s acts, omissions, use or occupancy of the Premises.

8.4 Lessee’s Property/Business Interruption Insurance.

(a) Property Damage. Lessee shall obtain and maintain coverage on all of Lessee’s personal property, Trade Fixtures, and Lessee Owned Alterations and Utility Installations. Such insurance shall be full replacement cost coverage with a deductible of not to exceed $1,000 per occurrence. The proceeds from any such insurance shall be used by Lessee for the replacement of personal property, Trade Fixtures and Lessee Owned Alterations and Utility Installations. Lessee shall provide Lessor with written evidence that such insurance is in force on an annual basis without demand from Lessor.

(b) Business Interruption. Lessee shall obtain and maintain loss of income and extra expense insurance in amounts as will reimburse Lessee for direct or indirect loss of earnings attributable to all perils commonly insured against by prudent lessees in the business of Lessee or attributable to prevention of access to the Premises as a result of such perils.

(c) No Representation of Adequate Coverage. Lessor makes no representation that the limits or forms of coverage of insurance specified herein are adequate to cover Lessee’s property, business operations or obligations under this Lease.

8.5 Insurance Policies. Insurance required herein shall be by companies duly licensed or admitted to transact business in the state where the Premises are located, and maintaining during the policy term a “General Policyholders Rating” of at least B+, V, as set forth in the most current issue of “Best’s Insurance Guide.” Lessee shall not do or permit to be done anything which invalidates the required insurance policies. Lessee shall, prior to the Start Date, deliver to Lessor certified copies of policies of such insurance or certificates evidencing the existence and amounts of the required insurance. No such policy shall be cancelable or subject to modification except after thirty (30) days prior written notice to Lessor. Lessee shall, at least thirty (30) day prior to the expiration of such policies, furnish Lessor with evidence of renewals or “insurance binders” evidencing renewal thereof, or Lessor may order such insurance and charge the cost thereof to Lessee, which amount shall be payable by Lessee to Lessor upon demand. Such policies shall be for a term of at least one year, or the length of the remaining term of this Lease, whichever is less. If either Party shall fail to procure and maintain the insurance required to be carried by it, the other Party may, but shall not be required to, procure and maintain the same.

8.6 Waiver of Subrogation. Without affecting any other rights or remedies, Lessee and Lessor each hereby release and relieve the other, and waive their entire right to recover damages against the other, for loss of or damage to its property arising out of or incident to the perils required to be insured against herein. The effect of such releases and waivers is not limited by the amount of insurance carried or required, or by any deductibles applicable hereto. The Parties agree to have their respective property damage insurance carriers waive any right to subrogation that such companies may have against Lessor or Lessee, as the case may be, so long as the insurance is not invalidated thereby.

8.7 Indemnity. Except for Lessor’s negligence or willful misconduct, or that of Lessor’s employees, agents, contractors, partners or lenders, Lessee shall indemnify, protect, defend and hold harmless the Premises, Lessor and its agents, Lessor’s master or ground lessor, partners and Lenders, from and against any and all claims, damages, liens, judgments, penalties, reasonable attorneys’ and consultants’ fees, expenses and/or liabilities arising out of, involving, or in connection with, the use and/or occupancy of the Premises by Lessee. If any action or proceeding is brought against Lessor by reason of any of the foregoing matters, Lessee shall upon notice defend the same at Lessee’s expense by counsel reasonably satisfactory to Lessor and Lessor shall cooperate with Lessee in such defense. Lessor need not have first paid any such claim in order to be defended or indemnified. Lessor shall indemnify, protect, defend and hold harmless Lessee and its owners, directors, agents, partners and Lenders, from and against any and all claims, damages, liens, judgments, penalties, reasonable attorneys’ and consultants’ fees, expenses and/or liabilities arising out of, involving, or in connection with, Lessor’s negligence or willful misconduct, or that of Lessor’s employees, agents, contractors, partners or lenders or the breach of any representation or warranty regarding the Premises. If any action or proceeding is brought against Lessee by reason of any of the foregoing matters, Lessor shall upon notice defend the same at Lessor’s expense by counsel reasonably satisfactory to Lessee and Lessee shall cooperate with Lessor in such defense. Lessee need not have first paid any such claim in order to be defended or indemnified.

8.8 Exemption of Lessor from Liability. Unless resulting from the negligence or willful acts of Lessor or any employee, agent, contractor, partner or lender of Lessor or the breach of any representation or warranty regarding the Premises, Lessor shall not be liable for injury or damage to the person or goods, wares, merchandise or other property of Lessee, Lessee’s employees, contractors, invitees, customers, or any other person in or about the Premises. Lessor shall not be liable for any damages arising from any act or neglect of any other tenant of Lessor. Notwithstanding Lessor’s negligence or breach of this Lease, Lessor shall under no circumstances be liable for injury to Lessee’s business or for any loss of income or profit therefrom. Notwithstanding Lessor’s negligence or breach of this Lease, Lessor shall not be liable to Lessee, or any other person or entity for any indirect or consequential damage (including lost profits of Lessee or loss of or interference with Lessee’s business), whether or not caused by the negligence of Lessor or Lessor’s employees, contractors, licensees, or invitees, due to, or arising out of, any fact or matter giving rise to liability on the part of Lessor hereunder.

8.9 Pro Forma Certificate of Insurance. Lessee shall provide to Lessor a certificate of insurance which complies with the terms of the Lease or, notwithstanding any provision in this Lease to the contrary, which Lessor agrees is sufficient to satisfy Lessee’s obligations described in Article 8 hereof.

9. Damage or Destruction.

9.1 Definitions.

(a) “Premises Partial Damage” shall mean damage or destruction to the improvements on the Premises, other than Lessee Owned Alterations and Utility Installations, which can reasonably be repaired in three (3) months or less from the date of the damage or destruction. Lessor shall notify Lessee in writing within thirty (30) days from the date of the damage or destruction as to whether or not the damage is Partial or Total.

(b) “Premises Total Destruction” shall mean damage or destruction to the Premises, other than Lessee Owned Alterations and Utility Installations and Trade Fixtures, which cannot reasonably be repaired in three (3) months or less from the date of the damage or destruction. Lessor shall notify Lessee in writing within thirty (30) days from the date of the damage or destruction as to whether or not the damage is Partial or Total.

(c) “Insured Loss” shall mean damage or destruction to improvements on the Premises, other than Lessee Owned Alterations and Utility Installations and Trade Fixtures, which was caused by an event required to be covered by the insurance described in Paragraph 8.3(a), irrespective of any deductible amounts or coverage limits involved.

(d) “Replacement Cost” shall mean the cost to repair or rebuild the improvements owned by Lessor at the time of the occurrence to their condition existing immediately prior thereto, including demolition, debris removal and upgrading required by the operation of Applicable Requirements, and without deduction for depreciation.

(e) “Hazardous Substance Condition” shall mean the occurrence or discovery of a condition involving the presence of, or a contamination by, a Hazardous Substance as defined in Paragraph 6.2(a), in, on, or under the Premises.

9.2 Partial Damage - Insured Loss. If a Premises Partial Damage that is an Insured Loss occurs, then Lessor shall, at Lessor’s expense, repair such damage (but not Lessee’s Trade Fixtures or Lessee Owned Alterations and Utility Installations) as soon as reasonably possible and this Lease shall continue in full force and effect; provided, however, that Lessee shall, at Lessor’s election, make the repair of any damage or destruction the total cost to repair of which is $10,000 or less, so long as Lessor shall make adequate insurance proceeds available to Lessee on a reasonable basis for that purpose. Notwithstanding the foregoing, if the required insurance was not in force or the insurance proceeds are not sufficient to effect such repair, the Insuring Party shall promptly contribute the shortage in proceeds as and when required to complete said repairs. In the event, however, such shortage was due to the fact that, by reason of the unique nature of the improvements, full replacement cost insurance coverage was not commercially reasonable and available, Lessor shall have no obligation to pay for the shortage in insurance proceeds or to fully restore the unique aspects of the Premises unless Lessee provides Lessor with the funds to cover same, or adequate assurance thereof, within ten (10) days following receipt of written notice of such shortage and request therefor. If Lessor receives said funds or adequate assurance thereof within said ten (10) day period, the party responsible for making the repairs shall complete them as soon as reasonably possible and this Lease shall remain in full force and effect. If such funds or assurance are not received, Lessor may nevertheless elect by written notice to Lessee within ten (10) days thereafter to: (i) make such restoration and repair as is commercially reasonable with Lessor paying any shortage in proceeds, in which case this Lease shall remain in full force and effect, or have this Lease terminate thirty (30) days thereafter. Premises Partial Damage due to flood or earthquake shall be subject to Paragraph 9.3, notwithstanding that there may be some insurance coverage, but the net proceeds of any such insurance shall be made available for the repairs if made by either Party.

9.3 Partial Damage - Uninsured Loss. If a Premises Partial Damage that is not an Insured Loss occurs, unless caused by a negligent or willful act of Lessee (in which event Lessee shall make the repairs at Lessee’s expense), Lessor may either: (i) repair such damage as soon as reasonably possible at Lessor’s expense, in which event this Lease shall continue in full force and effect, or (ii) terminate this Lease by giving written notice to Lessee within thirty (30) days after receipt by Lessor of knowledge of the occurrence of such damage. Such termination shall be effective sixty (60) days following the date of such notice. In the event Lessor elects to terminate this Lease, Lessee shall have the right within ten (10) days after receipt of the termination notice to give written notice to Lessor of Lessee’s commitment to pay for the repair of such damage without reimbursement from Lessor. Lessee shall provide Lessor with said funds or satisfactory assurance thereof within thirty (30) days after making such commitment. In such event this Lease shall continue in full force and effect, and Lessor shall proceed to make such repairs as soon as reasonably possible after the required funds are available. If Lessee does not make the required commitment, this Lease shall terminate as of the date specified in the termination notice.

9.4 Total Destruction. If a Premises Total Destruction occurs that is an Insured Loss, then, except as provided in Paragraph 9.5 of this Lease, Lessor shall, at Lessor’s expense, repair such damage (but not Lessee’s Trade Fixtures or Lessee Owned Alterations and Utility Installations) as soon as reasonably possible (but in no case more than six (6) months after the damage), and this Lease shall continue in full force and effect. Notwithstanding the foregoing, if the required insurance was not in force or the insurance proceeds are not sufficient to effect the repair and restoration of the Premises, the Insuring Party shall promptly contribute the shortfall in the proceeds as and when required to complete such repairs and restoration. In the event however such shortage was due to the fact that by reason of the unique nature of the improvements, full replacement cost insurance was not commercially reasonable or available, Lessor shall have no obligation to pay for the shortage in insurance proceeds or to fully restore the unique aspects of the Premises unless Lessee provides to Lessor funds to cover same, or adequate assurance thereof, within twenty (20) days following receipt of written notice of such shortage and request therefore. If Lessor receives such funds or adequate assurances thereof within said twenty (20) day period, the party responsible for making the repairs shall complete them, and this Lease shall remain in full force and effect. If such funds or assurances are not received, Lessor may nevertheless elect by written notice to Lessee within ten (10) days thereafter to: (i) make such restoration and repair as is commercially reasonable with Lessor paying any shortage in proceeds, in which case, this Lease shall remain in full force and effect, or (ii) have this Lease terminated within thirty (30) days thereafter. In any case of Premises Total Destruction, should the repairs not be completed within six (6) months after the date of the casualty, Lessee shall have the right to terminate this Lease by delivering written notice to Lessor. Should the repairs not be completed within fifteen (15) days after the delivery of such notice, this Lease shall terminate on such fifteenth (15th) day.

9.5 Damage Near End of Term. Despite any other provision of this Article 9 to the contrary, if the Premises or the Building is destroyed or damaged by a Casualty where the cost of repair exceeds one month’s Base Rent during the last ten (10) months of the Lease Term, Lessor and Lessee shall each have the option to terminate this Lease by giving written notice to the other of the exercise of that option within 30 days after that damage or destruction. If Lessee is not then in default under this Lease (e.g., in default beyond any applicable “cure period” under the Lease), however, Lessee may negate Lessor’s election to terminate under this Paragraph 9.5 by electing, within ten (10) days after receipt of Lessor’s termination notice, to exercise any unexercised option to extend this Lease, if Lessee duly exercises such option during such period and provides Lessor with funds (or adequate assurance thereof) to cover any shortage in insurance proceeds, Lessor shall, at Lessor’s commercially reasonable expense, repair such damage as soon as reasonably possible and this Lease shall continue in full force and effect. If Lessee fails to exercise such option and provide such funds or assurance during such period, then this Lease shall terminate on the date specified in the termination notice and Lessee’s option and right of first refusal to purchase the Premises shall be extinguished.

9.6 Abatement of Rent; Lessee’s Remedies.

(a) Abatement for Premises Partial Damage or Premises Total Destruction. In the event of Premises Partial Damage or Premises Total Destruction, the Rent payable by Lessee for the period required for the repair or restoration of such damage shall abate.

(b) Abatement for Hazardous Substance Condition. In the event of a Hazardous Substance Condition at the Premises for which Lessee is not responsible under this Lease (and for which no insurance proceeds are payable or available to Lessee under the insurance policies provided by Lessee hereunder), the Rent payable by Lessee for the period required for the remediation and restoration of such condition shall be abated in proportion to the degree to which Lessee’s use of the Premises is impaired and until such time as the clean-up, remediation and restoration has been substantially completed.

(c) Remedies. If Lessor shall be obligated to repair, restore or remediate the Premises and does not commence, in a substantial and meaningful way, such repair, restoration or remediation within thirty (30) days after such obligation shall accrue, Lessee may, at any time prior to the commencement of such repair, restoration or remediation, give written notice to Lessor and to any Lenders of which Lessee has actual notice, of Lessee’s election to terminate this Lease on a date not less than thirty (30) days following the giving of such notice. If Lessee gives such notice and such repair, restoration or remediation is not commenced within fifteen (15) days thereafter, this Lease shall terminate as of the date specified in said notice. If the repair, restoration or remediation is commenced within said fifteen (15) days, this Lease shall continue in full force and effect. “Commence” shall mean either the unconditional authorization of the preparation of the required plans, or the beginning of the actual work on the Premises, whichever first occurs. Further, if Lessor is not permitted to rebuild, repair or restore the Premises as a result of applicable zoning or other governmental ordinances, rules, regulations, statutes, laws or the like, Lessor shall so notify Lessee in writing and this Lease shall terminate as of the date that the damage so occurred. Other than the abatement of Rent or the privilege to terminate the Lease as described in Paragraphs 9.6(a), 9.6(b) and 9.6(c) as applicable, Lessor shall not be liable to Lessee or any other person or entity for any direct, indirect, or consequential damage (including lost profits of Lessee or loss of or interference with Lessee’s business) whether or not caused by the negligence of Lessor or Lessor’s employees, contractors, licensees, or invitees, due to, arising out of, or as a result of any damage or partial damage (including but not limited to the termination of the Lease in connection with any such partial damage or damage).

9.7 Termination - Advance Payments. Upon termination of this Lease pursuant to Paragraph 6.2(g) or Article 9, an equitable adjustment shall be made concerning advance Base Rent and any other advance payments made by Lessee to Lessor. Lessor shall, in addition, return to Lessee so much of Lessee’s Security Deposit as has not been, or is not then required to be, used by Lessor.

9.8 Waive Statutes. Lessor and Lessee agree that the terms of this Lease shall govern the effect of any damage to or destruction of the Premises with respect to the termination of this Lease and hereby waive the provisions of any present or future statute to the extent inconsistent herewith.

10. Real Property Taxes.

10.1 Definition of “Real Property Taxes”. As used herein, the term “Real Property Taxes” shall include any form of assessment; real estate, general, special, ordinary or extraordinary, or rental levy or tax (other than inheritance, personal income or estate taxes); improvement bond; and/or license fee imposed upon or levied against any legal equitable interest of Lessor in the Premises, Lessor’s right to other income therefrom, and/or Lessor’s business of leasing, by any authority having the direct or indirect power to tax and where the funds are generated with reference to the Building address and where the proceeds so generated are to be applied by the city, county or other local taxing authority of a jurisdiction within which the Premises are located. The term “Real Property Taxes” shall also include any tax, fee, levy, assessment or charge, or any increase therein, imposed by reason of events occurring during the term of this Lease, excluding, however, a change in the ownership of the Premises.

10.2 Payment of Taxes. Lessor shall pay the Real Property Taxes applicable to the Premises during the term of this Lease.

10.3 Intentionally omitted.

10.4 Personal Property Taxes. Lessee shall pay, prior to delinquency, all taxes assessed against and levied upon Lessee Owned Alterations, Utility Installations, Trade Fixtures, furnishings, equipment and all personal property of Lessee. When possible, Lessee shall cause such property to be assessed and billed separately from the real property of Lessor. If any of Lessee’s said personal property shall be assessed with Lessor’s real property, Lessee shall pay Lessor the taxes attributable to Lessee’s property within ten (10) days after Lessee’s receipt of a written statement.

11. Utilities. Lessee shall pay for all gas, heat, light, power, telephone, trash disposal and other utilities, (except for water which shall be paid by Lessor), and services supplied to the Premises, together with any taxes thereon. Lessee shall have the right to sub-meter the Premises at Lessee’s expense.

12. Assignment and Subletting. Lessor’s consent shall not be required for Lessee to sublease the Premises or assign this Lease.

13. Default; Breach; Remedies.

13.1 Default; Breach. A “Default” is defined as a failure by the Lessee to comply with or perform any of the terms, covenants, conditions or rules under this Lease. A “Breach” is defined as the occurrence of one or more of the following Defaults, and the failure of Lessee to cure such Default within any applicable grace period:

(a) The abandonment of the Premises; or the vacating of the Premises without providing a commercially reasonable level of security, or where the coverage of the property insurance described in Paragraph 8.3 is jeopardized as a result thereof, or without providing reasonable assurances to minimize potential vandalism.

(b) The failure of Lessee to make any payment of Rent or any Security Deposit required to be made by Lessee hereunder, whether to Lessor or to a third party, when due, to provide reasonable evidence of insurance or surety bond, or to fulfill any obligation under this Lease which endangers or threatens life or property, where such failure continues for a period of five (5) business days following written notice to Lessee.

(c) The failure by Lessee to provide (i) reasonable written evidence of compliance with Applicable Requirements, (ii) the service contracts, (iii) INTENTIONALLY DELETED, (iv) an Estoppel Certificate, (v) a requested subordination, (vi) INTENTIONALLY DELETED, (vii) INTENTIONALLY DELETED or (viii) any other documentation or information which Lessor may reasonably require of Lessee under the terms of this Lease, where any such failure continues for a period of thirty (30) days following written notice to lessee.

(d) A Default by Lessee as to the terms, covenants, conditions or provisions of this Lease, or of the reasonable rules of Lessor from time to time promulgated, other than those described in subparagraphs 13.1(a), (b) or (c), above, where such Default continues for a period of thirty (30) days after written notice; provided, however, that if the nature of Lessee’s Default is such that more than thirty (30) days are reasonably required for its cure, then it shall not be deemed to be a Breach if Lessee commences such cure within said thirty (30) day period and thereafter diligently prosecutes such cure to completion.

(e) The occurrence of any of the following events: (i) the making of any general arrangement or assignment for the benefit of creditors; (ii) becoming a “debtor” as defined in 11 U.S.C. § 101 or any successor statute thereto (unless, in the case of a petition filed against Lessee, the same is dismissed within sixty (60) days); (iii) the appointment of a trustee or receiver to take possession of substantially all of Lessee’s assets located at the Premises or of Lessee’s interest in this Lease, where possession is not restored to Lessee within thirty (30) days; or (iv) the attachment, execution or other judicial seizure of substantially all of Lessee’s assets located at the Premises or of Lessee’s interest in this Lease, where such seizure is not discharged within thirty (30) days; provided, however, in the event that any provision of this subparagraph 13.1(e) is contrary to any applicable law, such provision shall be of no force or effect, and not affect the validity of the remaining provisions.

(f) The discovery that any financial statement of Lessee or of any Guarantor given to Lessor was materially false.

(g) Intentionally omitted.

13.2 Remedies. If Lessee fails to perform any of its affirmative duties or obligations, within the cure periods provided in this Lease, after written notice (or in case of an emergency, without notice), Lessor may, at its option, perform such duty or obligation on Lessee’s behalf, including but not limited to the obtaining of reasonably required bonds, insurance policies, or governmental licenses, permits or approvals. The actual and reasonable costs and expenses of any such performance by Lessor shall be due and payable by Lessee upon receipt of invoice therefor. If any check given to Lessor by Lessee shall not be honored by the bank upon which it is drawn, Lessor, at its option, may require all future payments to be made by Lessee to be by cashier’s check. In the event of a Breach, Lessor may, with or without further notice or demand, and without limiting Lessor in the exercise of any right or remedy which Lessor may have by reason of such Breach; provided, however, that in all cases Lessor shall be required to mitigate its losses:

(a) Terminate Lessee’s right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Lessee shall immediately surrender possession to Lessor. In such event Lessor shall be entitled to recover from Lessee: (i) the unpaid Rent which had been earned at the time of termination;

(ii) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that the Lessee proves could have been reasonably avoided; (iii) the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that the Lessee proves could be reasonably avoided; and (iv) any other amount necessary to compensate Lessor for all the detriment proximately caused by the Lessee’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including but not limited to the cost of recovering possession of the Premises, expenses of reletting, including necessary renovation and alteration of the Premises, reasonable attorneys’ fees, and that portion of any leasing commission paid by Lessor in connection with this Lease applicable to the unexpired term of this Lease but excluding consequential and punitive damages. The worth at the time of award of the amount referred to in provision (iii) of the immediately preceding sentence shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of the District within which the Premises are located at the time of award plus one percent (1%). Efforts by Lessor to mitigate damages caused by Lessee’s Breach of this Lease shall not waive Lessor’s right to recover damages under Article 12. If termination of this Lease is obtained through the provisional remedy of unlawful detainer, Lessor shall have the right to recover in such proceeding any unpaid Rent and damages as are recoverable therein, or Lessor may reserve the right to recover all or any part thereof in a separate suit. If a notice and grace period required under Paragraph 13.1 was not previously given, a notice to pay rent or quit, or to perform or quit given to Lessee under the unlawful detainer statute shall also constitute the notice required by Paragraph 13.1. In such case, the applicable grace period required by Paragraph 13.1 and the unlawful detainer statute shall run concurrently, and the failure of Lessee to cure the Default within the greater of the two such grace periods shall constitute both an unlawful detainer and a Breach of this Lease entitling Lessor to the remedies provided for in this Lease and/or by said statute.

(b) Continue the Lease and Lessee’s right to possession and recover the Rent as it becomes due, in which event Lessee may sublet or assign, subject only to reasonable limitations. Acts of maintenance, efforts to relet, and/or the appointment of a receiver to protect the Lessor’s interests, shall not constitute a termination of the Lessee’s right to possession.

(c) Pursue any other remedy now or hereafter available under the laws or judicial decisions of the state wherein the Premises are located. The expiration or termination of this Lease and/or the termination of Lessee’s right to possession shall not relieve Lessee from liability under any indemnity provisions of this Lease as to matters occurring or accruing during the term hereof or by reason of Lessee’s occupancy of the Premises.

13.3 Inducement Recapture. Any agreement for free or abated rent or other charges, or for the giving or paying by Lessor to or for Lessee of any cash or other bonus, inducement or consideration for Lessee’s entering into this Lease, all of which concessions are hereinafter referred to as “Inducement Provisions,” shall be deemed conditioned upon Lessee’s not committing a material Breach of any of the terms, covenants and conditions of this Lease. Upon Breach of this Lease by Lessee, any such Inducement Provision shall automatically be deemed deleted from this Lease and of no further force or effect, and any rent, other charge, bonus, inducement or consideration theretofore abated, given or paid by Lessor under such an Inducement Provision shall be immediately due and payable by Lessee to Lessor, notwithstanding any subsequent cure of said Breach by Lessee. The acceptance by Lessor of Rent or the cure of the Breach which initiated the operation of this paragraph shall not be deemed a waiver by Lessor of the provisions of this paragraph unless specifically so stated in writing by Lessor at the time of such acceptance.

13.4 Late Charges. Lessee hereby acknowledges that late payment by Lessee of Rent will cause Lessor to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain.

Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed upon Lessor by any Lender. Accordingly, if any Rent shall not be received by Lessor within ten (10) days after such amount shall be due, then, without any requirement for notice to Lessee, Lessee shall pay to Lessor a one-time late charge equal to two percent (2%) of each such overdue amount. The Parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Lessor will incur by reason of such late payment. Acceptance of such late charge by Lessor shall in no event constitute a waiver of Lessee’s Default or Breach with respect to such overdue amount, nor prevent the exercise of any of the other rights and remedies granted hereunder. In the event that a late charge is payable hereunder, whether or not collected, for three (3) consecutive installments of Base Rent, then notwithstanding any provision of this Lease to the contrary, Base Rent shall, at Lessor’s option, become due and payable quarterly in advance; provided, however, that in the event Lessee thereafter shall pay Base Rent for one (1) year without incurring late charges, Lessee shall have the right, upon written notice to Lessor, to resume monthly payments of Base Rent on the schedule provided in Paragraph 1.5 above.

13.5 Interest. Any monetary payment due Lessor hereunder, other than late charges, not received by Lessor, when due as to scheduled payments (such as Base Rent) or within thirty (30) days following the date on which it was due for non-scheduled payment, shall bear interest from the date when due, as to scheduled payments, or the thirty-first (31st) date after it was due as to non-scheduled payments. The interest (“Interest”) charged shall be equal to the prime rate reported in the Wall Street Journal as published closest prior to the date when due plus two percent (2%), but shall not exceed the maximum rate allowed by law. Interest is payable in addition to the potential late charge provided for in Paragraph 13.4.

13.6 Breach by Lessor.

(a) Notice of Breach. Lessor shall not be deemed in breach of this Lease unless Lessor fails within a reasonable time to perform an obligation required to be performed by Lessor. For purposes of this Paragraph, a reasonable time shall in no event be less than thirty (30) days after receipt by Lessor, and any Lender whose name and address shall have been furnished Lessee in writing for such purpose, of written notice specifying wherein such obligation of Lessor has not been performed; provided, however, that if the nature of Lessor’s obligation is such that more than thirty (30) days are reasonably required for its performance, then Lessor shall not be in breach if performance is commenced within such thirty (30) day period and thereafter diligently pursued to completion; provided further, however, that in the event of an emergency, Lessor shall act promptly.

(b) Performance by Lessee on Behalf of Lessor. In the event that neither Lessor nor Lender cures said breach within thirty (30) days after receipt of said notice, or if having commenced said cure they do not diligently pursue it to completion, then Lessee may elect to cure said breach at Lessee’s expense and offset from Rent an amount equal to the greater of one month’s Base Rent or the Security Deposit, and to pay an excess of such expense under protest, reserving Lessee’s right to reimbursement from Lessor. Lessee shall document the cost of said cure and supply said documentation to Lessor. Notwithstanding anything to the contrary herein, Lessee may make emergency repairs at the Premises for which Lessor is responsible hereunder without giving Lessor prior notice, but Lessee shall provide written notice to Lessor as soon as practicable thereafter. If Lessee makes emergency repairs, Lessor shall be obligated to reimburse Lessee within thirty (30) days after written demand for the actual and reasonable cost of such emergency repairs, and should Lessor fail to do so, Lessee shall have the right, inter alia, to offset such expended amounts against Rent due hereunder.

14. Condemnation. If the Premises or any portion thereof are taken under the power of eminent domain or sold under the threat of the exercise of said power (collectively “Condemnation”), this Lease shall terminate as to the part taken as of the date the condemning authority takes title or possession, whichever first occurs. If more than ten percent (10%) of any building portion of the Premises, or more than twenty-five percent (25%) of the land area portion of the Premises not occupied by any building, or if parking area(s) are reduced such that Lessee is unable to continue its usual business at the Premises, or if public access to the Premises, is taken by Condemnation, Lessee may, at Lessee’s option, to be exercised in writing within ten (10) days after Lessor shall have given Lessee written notice of such taking (or in the absence of such notice, within ten (10) days after the condemning authority shall have taken possession) terminate this Lease as of the date the condemning authority takes such possession. If Lessee does not terminate this Lease in accordance with the foregoing, this Lease shall remain in full force and effect as to the portion of the Premises remaining, except that the Base Rent shall be reduced in proportion to the reduction in utility of the Premises caused by such Condemnation. Condemnation awards and/or payments shall be the property of Lessor, whether such award shall be made as compensation for diminution in value of the leasehold, the value of the part taken, or for severance damages; provided, however, that Lessee shall be entitled to any compensation for Lessee’s relocation expenses, loss of business goodwill and/or Trade Fixtures, without regard to whether or not this Lease is terminated pursuant to the provisions of this Paragraph. All Alterations and Utility Installations made to the Premises by Lessee, for purposes of Condemnation only, shall be considered the property of the Lessee and Lessee shall be entitled to any and all compensation which is payable therefor. In the event that this Lease is not terminated by reason of the Condemnation, Lessor shall promptly repair any damage to the Premises caused by such Condemnation.

15. No Brokers.

15.1 Reserved.

15.2 Reserved.

15.3 Representations and Indemnities of Broker Relationships. Lessee and Lessor each represent and warrant to the other that it has had no dealings with any person, firm, broker or finder (other than the Brokers, if any) in connection with this Lease, and that no one other than said named Brokers is entitled to any commission or finder’s fee in connection herewith. Lessee and Lessor do each hereby agree to indemnify, protect, defend and hold the other harmless from and against liability for compensation or charges which may be claimed by any such unnamed broker, finder or other similar party by reason of any dealings or actions of the indemnifying Party, including any costs, expenses, and/or attorneys’ fees reasonably incurred with respect thereto.

16. Estoppel Certificates.

(a) Each Party (as “Responding Party”) shall within ten (10) days after written notice from the other Party (the “Requesting Party”) execute, acknowledge and deliver to the Requesting Party a statement in writing “Estoppel Certificate”, containing the statements set forth in Paragraph 16(b) below.

(b) If the Responding Party shall fail to execute or deliver the Estoppel Certificate within such ten day period, the Requesting Party may execute an Estoppel Certificate stating that: (i) the Lease is in full force and effect without modification except as may be represented by the Requesting Party, (ii) there are no uncured defaults in the Requesting Party’s performance, and (iii) if Lessor is the Requesting Party, not more than one month’s Rent has been paid in advance. Prospective purchasers and encumbrances may rely upon the Requesting Party’s Estoppel Certificate, and the Responding Party shall be estopped from denying the truth of the facts contained in said Certificate.

(c) If Lessor desires to finance, refinance, or sell the Premises, or any part thereof, Lessee and all Guarantors shall deliver to any potential lender or purchaser designated by Lessor such unaudited financial statements (exclusive of cash flow and footnotes) of Lessee and all Guarantors, respectively, as may be reasonably required by such lender or purchaser, but in any event for no more than the past three (3) years, all such unaudited materials of Lessee being certified by Lessee’s chief financial officer. All such financial statements shall be received by Lessor and such lender or purchaser in confidence and shall be used only for the purposes herein set forth.

17. Definition of Lessor. The term “Lessor” as used herein shall mean the owner or owners at the time in question of the fee title to the Premises, or, if this is a sublease, of the Lessee’s interest in the prior lease. In the event of a transfer of Lessor’s title or interest in the Premises or this Lease, Lessor shall deliver to the transferee or assignee (in cash or by credit) any unused Security Deposit held by Lessor. Upon such transfer or assignment and delivery of the Security Deposit, as aforesaid, the prior Lessor upon written notice of such transfer shall be relieved of all liability with respect to the obligations and/or covenants under this Lease thereafter to be performed by the Lessor. Subject to the foregoing, the obligations and/or covenants in this Lease to be performed by the Lessor shall be binding only upon the Lessor as hereinabove defined. Notwithstanding the above, and subject to the provisions of Article 20 below, the original Lessor under this Lease, and all subsequent holders of the Lessor’s interest in this Lease shall remain liable and responsible with regard to the potential duties and liabilities of Lessor pertaining to Hazardous Substances as outlined in Article 6 above.

18. Severability. The invalidity of any provision of this Lease, as determined by a court of competent jurisdiction, shall in no way affect the validity of any other provision hereof.

19. Days. Unless otherwise specifically indicated to the contrary, the word “days” as used in this Lease shall mean and refer to calendar days.

20. Limitation on Liability. Subject to the provisions of Article 17 and Paragraph 13.6(b) above, the obligations of Lessor under this Lease shall not constitute personal obligations of Lessor, the individual partners of Lessor or its or their individual partners, directors, officers or shareholders, and Lessee shall look to the Premises, and to no other assets of Lessor, for the satisfaction of any liability of Lessor with respect to this Lease, and shall not seek recourse against the individual partners of Lessor, or its or their individual partners, directors, officers or shareholders, or any of their personal assets for such satisfaction.

21. Time of Essence. Time is of the essence with respect to the performance of all obligations to be performed or observed by the Parties under this Lease.

22. No Prior or Other Agreements. This Lease contains all agreements between the Parties with respect to any matter mentioned herein, and no other prior or contemporaneous agreement or understanding shall be effective. Lessee represents and warrants that it has made, and is relying solely upon, its own investigation as to the nature, quality and character of the Premises.

23. Notices.

23.1 Notice Requirements. All notices required or permitted by this Lease shall be in writing and may be delivered in person (by hand or by courier) or may be sent by certified or registered mail or U.S. Postal Service Express Mail or reputable overnight courier, with postage prepaid, or by facsimile transmission, and shall be deemed sufficiently given if served in a manner specified in this Article 23. The addresses noted adjacent to a Party’s signature on this Lease shall be that Party’s address for delivery or mailing of notices. Either Party may by written notice to the other specify a different address for notice, except that upon Lessee’s taking possession of the Premises, the Premises shall constitute Lessee’s address for notice, provided, however, that concurrent notice shall also be sent to Lessee as follows:

Lessee: Staktek Holdings, Inc., 9400 Toledo Way, Irvine, CA 92618, Attention: General Counsel.

A copy of all notices to Lessor shall be concurrently transmitted to such party or parties at such addresses as Lessor may from time to time hereafter designate in writing, with a copy to Saltarelli Law Corporation, 695 Town Center Drive, Suite 530, Costa Mesa, California 92626, Attention: Thomas R. Saltarelli Esquire.

23.2 Date of Notice. Any notice sent by registered or certified mail, return receipt requested, shall be deemed given on the date of delivery shown on the receipt card, or if no delivery date is shown, the postmark thereon. Notices delivered by United States Express Mail or overnight courier that guarantee next day delivery shall be deemed given twenty-four (24) hours after delivery of the same to the Postal Service or courier. Notices transmitted by facsimile transmission or similar means shall be deemed delivered upon telephone confirmation receipt, provided a copy is also delivered via delivery, overnight courier or registered or certified mail with proof of transmission and receipt. If notice is received on a Saturday, Sunday or legal holiday, it shall be deemed received on the next business day.

24. Waivers. No waiver by Lessor of the Default or Breach of any term, covenant or condition hereof by Lessee, shall be deemed a waiver of any other term, covenant or condition hereof, or of any subsequent Default or Breach by Lessee of the same or of any other term, covenant or condition hereof. Lessor’s consent to, or approval of, any act shall not be deemed to render unnecessary obtaining of Lessor’s consent to, or approval of, any subsequent or similar act by Lessee, or be construed as the basis of an estoppel to enforce the provision or provisions of this Lease requiring such consent. The acceptance of Rent by Lessor shall not be a waiver of any Default or Breach by Lessee. Any payment by Lessee may be accepted by Lessor on account of monies or damages due Lessor, notwithstanding any qualifying statements or conditions made by Lessee in connection therewith, which such statements and/or conditions shall be of no force or effect whatsoever unless specifically agreed to in writing by Lessor at or before the time of deposit of such payment.

25. No Right To Holdover. Lessee has no right to retain possession of the Premises or any part thereof beyond the expiration or termination of this Lease. In the event that Lessee holds over, then the Base Rent shall be increased to one hundred fifty percent (150%) of the Base Rent applicable during the month immediately preceding the expiration or termination. Nothing contained herein shall be construed as consent by Lessor to any holding over by Lessee.

26. Cumulative Remedies. No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

27. Covenants and Conditions; Construction of Agreement. All provisions of this Lease to be observed or performed by Lessee are both covenants and conditions. In construing this Lease, all headings and titles are for the convenience of the Parties only and shall not be considered a part of this Lease. Whenever required by the context, the singular shall include the plural and vice versa. This Lease shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if both Parties had prepared it.

28. Binding Effect; Choice of Law. This Lease shall be binding upon the parties, their personal representatives, successors and assigns and be governed by the laws of the State in which the Premises are located. Any litigation between the Parties hereto concerning this Lease shall be initiated in the county in which the Premises are located.

29. Subordination; Attornment; Non-Disturbance.

29.1 Subordination. This Lease and any Option granted hereby shall be subject and subordinate to any ground lease, mortgage, deed of trust, or other hypothecation or security device (collectively, “Security Device”), now or hereafter placed upon the Premises, to any and all advances made on the security thereof, and to all renewals, modifications, and extensions thereof. Upon receipt of the Non-Disturbance Agreement referenced in Paragraph 29.3 below from each of Lessor’s Lenders holding a Security Device placed upon the Premises after the date of this Lease, Lessee shall also subordinate this Lease and Lessee’s rights hereunder to such Security Device. Lessee agrees that the holders of any such Security Devices (in this Lease together referred to as “Lessor’s Lender”) shall have no liability or obligation to perform any of the obligations of Lessor under this Lease. Any Lender may elect to have this Lease and/or any Option granted hereby superior to the lien of its Security Device by giving written notice thereof to Lessee, whereupon this Lease and such Options shall be deemed prior to such Security Device, notwithstanding the relative dates of the documentation or recordation thereof.

29.2 Attornment. Subject to the non-disturbance provisions of Paragraph 29.3, Lessee agrees to attorn to a Lender or any other party who acquires ownership of the Premises by reason of a foreclosure of a Security Device, and that in the event of such foreclosure, such new owner shall not: (i) be liable for any act or omission of any prior lessor or with respect to events occurring prior to acquisition of ownership; (ii) be subject to any offsets or defenses which Lessee might have against any prior lessor; or (iii) be bound by prepayment of more than one (1) month’s rent.

29.3 Non-Disturbance. With respect to Security Devices entered into by Lessor after the execution of this Lease, Lessee’s subordination of this Lease shall be subject to receiving a commercially reasonable non-disturbance agreement (a “Non-Disturbance Agreement”) from the Lender which Non-Disturbance Agreement provides that Lessee’s possession of the Premises, and this Lease, including any options to extend the term hereof, will not be disturbed so long as Lessee is not in Breach hereof and attorns to the record owner of the Premises.

29.4 Self-Executing. The agreements contained in this Article shall be effective without the execution of any further documents; provided, however, that, upon written request from Lessor or a Lender in connection with a sale, financing or refinancing of the Premises, Lessee and Lessor shall execute such further writings as maybe reasonably required to separately document any subordination, attornment and/or Non-Disturbance Agreement provided for herein.

30. Attorneys’ Fees. If any Party brings an action or proceeding involving the Premises to enforce the terms hereof or to declare rights hereunder, the Prevailing Party (as hereafter defined) in any such proceeding, action, or appeal thereon, shall be entitled to reasonable attorneys’ fees. Such fees may be awarded in the same suit or recovered in a separate suit, whether or not such action or proceeding is pursued to decision or judgment. The term, “Prevailing Party” shall include, without limitation, a Party who substantially obtains or defeats the relief sought, as the case may be, whether by compromise, settlement, judgment, or the abandonment by the other Party or Broker of its claim or defense. The attorneys’ fees award shall not be computed in accordance with any court fee schedule, but shall be such as to fully reimburse all attorneys’ fees reasonably incurred. In addition, Lessor shall be entitled to attorneys’ fees, costs and expenses incurred in the preparation and service of notices of Default and consultations in connection therewith, whether or not a legal action is subsequently commenced in connection with such Default or resulting Breach. Further, Lessee shall be entitled to reasonable attorney’s fees, costs and expenses incurred in the preparation and service of notices of default or breach by Lessor of Lessor’s obligations under this Lease, and consultations by Lessee with counsel in connection therewith, whether or not any legal action is subsequently commenced in connection with such default or breach.

31. Lessor’s Access; Showing Premises; Repairs. Lessor and Lessor’s agents shall have the right to enter the Premises at any time, in the case of an emergency, and otherwise at reasonable times for the purpose of showing the same to prospective purchasers, lenders, or lessees during the last 12 months of the term only, and making such alterations, repairs, improvements or additions to the Premises as Lessor may deem necessary. All such activities shall be without abatement of rent or liability to Lessee so long as same do not unreasonably interfere with Lessee’s conduct of business at the Premises. Lessor may at any time place on the Premises any ordinary “For Sale” signs and Lessor may during the last six (6) months of the term hereof place on the Premises any ordinary “For Lease” signs. Lessee may at any time place on or about the Premises any ordinary “For Sublease” sign.

32. Auctions. Lessee shall not conduct, nor permit to be conducted, any auction upon the Premises without Lessor’s prior written consent. Lessor shall not be obligated to exercise any standard of reasonableness in determining whether to permit an auction.

33. Signs. Except for ordinary “For Sublease” signs, Lessee shall not place any sign upon the Premises without Lessor’s prior written consent. All signs must comply with all Applicable Requirements.

34. Termination; Merger. Unless specifically stated otherwise in writing by Lessor, the voluntary or other surrender of this Lease by Lessee, the mutual termination or cancellation hereof, or a termination hereof by Lessor for Breach by Lessee, shall automatically terminate any sublease or lesser estate in the Premises; provided, however, that Lessor may elect to continue any one or all existing subtenancies. Lessor’s failure within ten (10) days following any such event to elect to the contrary by written notice to the holder of any such lesser interest, shall constitute Lessor’s election to have such event constitute the termination of such interest.

35. Consents. Except as otherwise provided herein, wherever in this Lease the consent of a Party is required to an act by or for the other Party, such consent shall not be unreasonably withheld, conditioned or delayed. Lessor’s actual reasonable costs and expenses (including, but not limited to, architects’, attorneys’, engineers’ and other consultants’ fees) incurred in the consideration of, or response to, a request by Lessee for any Lessor consent, including, but not limited to, consents to the presence or use of a Hazardous Substance, shall be paid by Lessee upon receipt of an invoice and supporting documentation therefor. Lessor’s consent to any act, assignment or subletting shall not constitute an acknowledgment that no Default or Breach by Lessee of this Lease exists, nor shall such consent be deemed a waiver of any then existing Default or Breach, except as may be otherwise specifically stated in writing by Lessor at the time of such consent. The failure to specify herein any particular condition to Lessor’s consent shall not preclude the imposition by Lessor at the time of consent of such further or other conditions as are then reasonable with reference to the particular matter for which consent is being given. In the event that either Party disagrees with any determination made by the other hereunder and reasonably requests the reasons for such determination, the determining party shall furnish its reasons in writing and in reasonable detail within ten (10) business days following such request. Lessee’s actual costs and expenses (including but not limited to reasonable architects,’ attorneys,’ engineers’ and other consultants’ fees) incurred in the consideration of, or a response to, a request by Lessor for any Lessee consent shall be paid by Lessor upon receipt of invoice and supporting documentation therefor. The failure to specify herein any particular condition to Lessee’s consent shall not preclude the imposition by Lessee at the time of consent of such further or other conditions as are then reasonable with reference to a particular matter for which consent is being given.

36. Intentionally Omitted.

37. Quiet Possession. Subject to payment by Lessee of the Rent and performance of all of the covenants, conditions and provisions on Lessee’s part to be observed and performed under this Lease, Lessee shall have quiet possession and quiet enjoyment of the Premises during the term hereof.

38. Options.

38.1 Definition. “Option” shall mean: (a) the right to extend the term of or renew this Lease or to extend or renew any lease that Lessee has on other property of Lessor; (b) the right of first refusal or first offer to lease either the Premises or other property of Lessor; (c) the right to purchase or the right of first refusal to purchase the Premises or other property of Lessor.

38.2 Intentionally Omitted.

38.3 Multiple Options. In the event that Lessee has any multiple Options to extend or renew this Lease, a later Option cannot be exercised unless the prior Options have been validly exercised.

38.4 Effect of Default on Options.

(a) Lessee shall have no right to exercise an Option: (i) during the period commencing with the giving of any notice of Default and continuing until said Default is cured, (ii) during the period of time any Rent is unpaid (without regard to whether notice thereof is given Lessee), (iii) during the time Lessee is in Breach of this Lease, or (iv) in the event that Lessee has been given three (3) or more notices of separate Default regarding the payment of Rent, whether or not the Defaults are cured, during the twelve (12) month period immediately preceding the exercise of the Option.

(b) The period of time within which an Option may be exercised shall not be extended or enlarged by reason of Lessee’s inability to exercise an Option because of the provisions of Paragraph 38.4(a).

(c) An Option shall terminate and be of no further force or effect, notwithstanding Lessee’s due and timely exercise of the Option, if, after such exercise and prior to the commencement of the extended term, (i) Lessee fails to pay Rent for a period of thirty (30) days after such Rent becomes due (without any necessity of Lessor to give notice thereof), (ii) Lessor gives to Lessee three (3) or more notices of separate Default regarding the payment of Rent during any twelve (12) month period, whether or not the Defaults are cured, or (iii) if Lessee commits a Breach of this Lease.

39. Multiple Buildings. If the Premises are a part of a group of buildings controlled by Lessor, Lessee agrees that it will observe all reasonable rules and regulations which Lessor may make from time to time for the management, safety, and care of said properties, including the care and cleanliness of the grounds and including the parking, loading and unloading of vehicles, and that Lessee will pay its proportionate share of reasonable common expenses incurred in connection therewith.

40. Security Measures. Lessee hereby acknowledges that the rental payable to Lessor hereunder does not include the cost of guard service or other security measures, and that lessor shall have no obligation whatsoever to provide same. Lessee assumes all responsibility for the protection of the Premises, Lessee, its agents and invitees and their property from the acts of third parties.

41. Reservations. Lessor reserves to itself the right, from time to time, to grant, with the consent or joinder of Lessee, which consent shall not be unreasonably withheld, conditioned or delayed, such easements, rights and dedications that Lessor deems necessary, and to cause the recordation of parcel maps and restrictions, so long as such easements, rights, dedications, maps and restrictions do not unreasonably interfere with the use of the Premises by Lessee. Lessee agrees to sign any documents reasonably requested by Lessor to effectuate any such easement rights, dedication, map or restrictions.

42. Performance Under Protest. If at any time a dispute shall arise as to any amount or sum of money to be paid by one Party to the other under the provisions hereof, the Party against whom the obligation to pay the money is asserted shall have the right to make payment “under protest” and such payment shall not be regarded as a voluntary payment and there shall survive the right on the part of said Party to institute suit for recovery of such sum. If it shall be adjudged that there was no legal obligation on the part of said Party to pay such sum or any part thereof, said Party shall be entitled to recover such sum or so much thereof as it was not legally required to pay.

43. Authority. If either Party hereto is a corporation, trust, limited liability company, partnership, or similar entity, each individual executing this Lease on behalf of such entity represents and warrants that he or she is duly authorized to execute and deliver this Lease on its behalf. Each Party shall, within thirty (30) days after request, deliver to the other Party satisfactory evidence of such authority.

44. Conflict. Any conflict between the printed provisions of this Lease and the typewritten or handwritten provisions shall be controlled by the typewritten or handwritten provisions.

45. Offer. Preparation of this Lease by either Party or their agent and submission of same to the other Party shall not be deemed an offer to lease to the other Party. This Lease is not intended to be binding until executed and delivered by all Parties hereto.

46. Amendments. This Lease may be modified only in writing, signed by the Parties in interest at the time of the modification. As long as they do not materially change Lessee’s obligations hereunder, Lessee agrees to make such reasonable non-monetary modifications to this Lease as may be reasonably required by a Lender in connection with the obtaining of normal financing or refinancing of the Premises.

47. Multiple Parties. If more than one person or entity is named herein as either Lessor or Lessee, such multiple Parties shall have joint and several responsibility to comply with the terms of this Lease.

48. Rent Adjustments.

48.1 Rent Adjustments. The Base Rent shall be adjusted on each anniversary date of the Commencement Date each year. Each such anniversary date is hereunder an “Adjustment Date.” The Base Rent shall be adjusted as of each Adjustment Date in an amount equal to one and one-half percent (1.5%) of the Base Rent payable for the month immediately preceding such Adjustment Date.

49. Option(s) To Extend: Lessor hereby grants to Lessee the option to extend the term of this Lease for four (4) additional three (3) year periods commencing when the prior term expires upon each and all of the following terms and conditions:

(a) In order to exercise an option to extend, Lessee must give written notice of such election to Lessor and Lessor must receive the same at least 6 but not more than 10 months prior to the date that the option period would commence, time being of the essence. If proper notification of the exercise of an option is not given and/or received, such option shall automatically expire. Options (if there are more than one) may only be exercised consecutively.

(b) Except for the provisions of this Lease granting an option or options to extend the term, all of the terms and conditions of this Lease except where specifically modified by this option shall apply.

(c) Intentionally omitted.

(d) The monthly rent for each month of the option shall be calculated as follows, using the method(s) indicated below:

Market Rental Value Adjustment(s) (MRV)

A.	On August 20, 2010 (the “Market Value Adjustment Date”), Base Rent shall be adjusted to 95% of Market Rental Value (defined below). The Base Rent for the Premises shall be adjusted to the “Market Rental Value” of the property on the Market Value Adjustment Date as follows:

1)	Four (4) months prior to the Market Rental Value Adjustment Date described above, the Parties shall attempt to agree upon what the new MRV will be on the adjustment date. If agreement cannot be reached, within thirty (30) days, then:

(a)	Lessor and Lessee shall immediately appoint a mutually acceptable appraiser or broker to establish the new MRV within the next thirty (30) days. Any associated costs will be split equally between the Parties; or

(b)	Both Lessor and Lessee shall each immediately make a reasonable determination of the MRV and submit such determination, in writing to arbitration in accordance with the following provisions:

i. Within fifteen (15) days thereafter, Lessor and Lessee shall each select a broker (each a “Consultant”) of their choice to act as an arbitrator. The two (2) arbitrators so appointed shall immediately select a third mutually acceptable Consultant to act as a third arbitrator.

ii. The three arbitrators shall within thirty days of the appointment of the third arbitrator each a decision as to what the actual MRV for the Premises is, after taking into consideration all concessions, allowances, abatements, brokerage commissions, tenant improvement work, Alterations and Utility Installations and other costs and whether Lessor’s or Lessee’s submitted MRV is the closest thereto. The decision of a majority of the arbitrators shall be binding on the Parties. The submitted MRV which is determined to be the closet to the actual MRV shall thereafter be used by the Parties.

iii. If either of the Parties fails to appoint an arbitrator within the specified fifteen (15) days, the arbitrator timely appointed by one of them shall reach a decision on his or her own, and said decisions shall be binding on the Parties.

iv. The entire cost of such arbitration shall be paid by the party whose submitted MRV is not selected, i.e., the one that is NOT the closest to the actual MRV.

2)	Notwithstanding the foregoing, the new MRV shall not be less than the Base Rent payable for the month immediately preceding the Market Value Adjustment Date.

B.	Upon the establishment of the Market Rental Value, the MRV will become the new “Base Rent” for the purpose of calculating any further Adjustments on the Adjustment Dates.

50. Merger Agreement: Lessor and Lessee acknowledge and agree that Lessor, as Seller, and Lessee, as Acquiror, and Lessor’s shareholders are parties to that certain Agreement and Plan of Merger executed on August 21, 2007, executed prior to the execution of this Lease (the “Merger Agreement”). Lessor and Lessee acknowledge and agree that nothing in this Lease is intended to modify, amend, enlarge, diminish, or otherwise in any way affect the indemnities, representations, warranties, covenants, agreements and other terms of the Merger Agreement. Specifically, but not in limitation of anything in this Section 50, any representations or warranties by Lessor in the Merger Agreement shall not in any way relieve Lessor from liability with respect to its representations or warranties as to the condition of the Premises. To the extent of any conflicts between the terms of this Lease and the terms of the Merger Agreement, the terms of the Merger Agreement shall prevail.

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EXECUTION

The parties hereto have executed this Lease at the place and on the dates specified above their respective signatures.

Executed at: Irvine, California	Executed at: Austin, Texas

on: August 31, 2007	on: August 31, 2007

By LESSOR:	By LESSEE:

/s/ John Meehan	/s/ Wayne R. Lieberman

MEEHAN HOLDINGS, LLC, a California limited liability company	STAKTEK HOLDINGS, INC., a Delaware corporation